SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported) November 27, 2002

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.

      As part of an ongoing review process, management of Connecticut Yankee Atomic Power Company (CYAPC), Yankee Atomic Electric Company (YAEC) and Maine Yankee Atomic Power Company (MYAPC, and, together with CYAPC and YAEC, the "Yankee Companies") prepared revised estimates of the cost of decommissioning, respectively, the Connecticut Yankee nuclear unit (CY), the Yankee Rowe nuclear unit (Yankee Rowe) and the Maine Yankee nuclear unit (MY). CY, Yankee Rowe and MY have been permanently shut down and are currently conducting decommissioning activities. The estimated costs of decommissioning CY, Yankee Rowe and MY have increased by approximately $150 million, $190 million and $40 million, respectively, over prior estimates. Such prior estimated costs were included in the Yankee Companies' rates which have been approved by the Federal Energy Regulatory Commission (FERC). The new cost estimates will be revised from time to time based on information available regarding the Yankee Companies regarding future costs.

      The new estimates are attributable mainly to increases in the projected costs of spent fuel storage, security and liability and property insurance.

      Central Vermont Public Service Corporation (the "Company") expects the Yankee Companies to seek recovery of these increases in rate applications to be filed in due course with the FERC, with any resulting adjustments being charged to the respective sponsors, including the Company. The timing, amount and outcome of these filings cannot be predicted at this time.

      The Company owns a 2%, 3.5% and 2% equity interest in CY, Yankee Rowe and MY, respectively. The Company's respective share of the increased decommissioning costs described above would total approximately $10.4 million. Management believes that based on past recovery of nuclear plant decommissioning costs through the ratemaking process, its proportionate shares of CY, MY and Yankee Rowe decommissioning costs are probable of recovery in future rate proceedings.

Forward-Looking Statements Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from liability established by the Private Securities Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Jean H. Gibson Jean H. Gibson, Senior Vice President, Chief Financial Officer, and Treasurer

November 27, 2002